   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 2002
                                                                    FILE NO. ___

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM F-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               HIBERNIA FOODS PLC
             (Exact name of Registrant as specified in its charter)


                 IRELAND                               INAPPLICABLE
      (State or other jurisdiction       (I.R.S. Employer Identification Number)
   of  incorporation or organization)


                                68 MERRION SQUARE
                                DUBLIN 2, IRELAND
                               011-353-1-661-1029
   (Address and telephone number of Registrant's principal executive offices)


                                                               Copy to:
                    RICHARD COOPER                 ROBERT COURTNEY MANGONE, ESQ.
                  111 GREAT NECK ROAD                FOX HORAN & CAMERINI LLP
                 GREAT NECK, NY 11021                     825 THIRD AVENUE
                    (516) 829-7111                        NEW YORK, NY 10022
       (Name, address, and telephone number of             (212) 480-4800
                   agent for service)


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME
         TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE



                                                                          Proposed
  Title of each class                           Proposed maximum          maximum
 of securities to          Amount to be        aggregate price per        aggregate          Amount of
    be registered          registered             ordinary share        offering price     registration fee
 ---------------------     -------------       -------------------     ---------------     ----------------
ordinary shares,           8,976,439                $3.64 (1)          $32,674,237 (1)       $3,006.03 (2)
(euro)0.088881 par       shares
value


--------
(1) Estimated, pursuant to Rule 457(c), solely for purposes of calculating the registration fee based on the last sale reported price of the Registrant's ordinary shares represented by ADSs on September 24, 2002 on the Nasdaq National Market, which date was within five business days of the date of filing of this registration statement.

(2) In accordance with Rule 457(p), such amount is offset against a remaining credit of the Registrant of $2,917.08, which is the balance of the registration fee paid with respect to an earlier withdrawn registration statement (No. 333-9740), resulting in a net fee payable herewith of $88.95.





THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in the prospectus is not complete and may be changed. The selling shareholders may not sell the ordinary shares covered by this prospectus until the related registration statement filed with the Securities and Exchange Commission has become effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                                             Subject to completion,
                                             dated September 30, 2002

PROSPECTUS


                               HIBERNIA FOODS PLC

                            8,976,439 ORDINARY SHARES


         We are an Irish public limited company.

         Our ordinary shares, each represented by one American Depositary Share, are traded on the Nasdaq National Market under the symbol "HIBNY". On September 24, 2002, the last sale price of the ADSs on Nasdaq was $3.64 per share.

         The persons listed as selling shareholders beginning on page 11 of this prospectus are using this prospectus to offer for sale a total of 8,976,439 ordinary shares of Hibernia. We will not receive any of the proceeds from the sale of the ordinary shares by the selling shareholders.

         The selling shareholders have not advised us of any specific plans for the distribution of the ordinary shares covered by this prospectus. These ordinary shares may be sold from time to time by the selling shareholders or their successors in interest. Such sales may be made in one or more transactions on the Nasdaq National Market or otherwise, at prices and at terms then prevailing, or at prices related to the then current market price, or in negotiated transactions.

         AN INVESTMENT IN THE ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                              ----------------------


                                                        , 2002
                                                   -----

                                    HIBERNIA

         We produce and sell frozen desserts, frozen ready-meals, Entenmann's brand cakes, and private label chilled desserts. Our principal operations are conducted in the United Kingdom through our wholly-owned subsidiaries.

         o Our frozen desserts products accounted for approximately 63% of our revenues in fiscal 2002 and consisted of a wide range of products, including layer cakes, Danish pastries, meringue-based desserts, individual-serving desserts and hot puddings. We were the largest producer of all retail frozen desserts in the United Kingdom with a 37% share of the total U.K. retail frozen dessert market in fiscal 2002. Revenues from the sale of frozen desserts are generated from sales of private label products and from sales of branded products, principally under the Sara Lee brand name.

         o Our frozen ready-meals and frozen meatball products accounted for approximately 16% of our revenues in fiscal 2002 and consist of a range of private label traditional British and ethnic main-meal dishes, Italian main-meal dishes marketed under the Napolina brand name, and pork meatball products marketed under the Mr Brain's brand name. Mr Brain's brand pork meatball products have been produced in the U.K. for over 100 years and dominate the U.K. frozen pork meatball sector with a market share of over 99% in fiscal 2002.

         o We produce Entenmann's brand cakes, which accounted for approximately 12% of our revenues in fiscal 2002. These consist of fresh and chilled sweet baked goods and include carrot cakes, cheesecakes and Danish pastries.

         o We produce private label chilled desserts, which accounted for 9% of our revenues in fiscal 2002. These include choux buns, tartes aux fruits, cream cakes and pies. Following our acquisition of the chilled desserts business and related assets of La Boheme Limited in April 2001, we established this as a new reporting segment, or division, of Hibernia.

         Our principal executive offices are located at 68 Merrion Square, Dublin 2 Ireland. Our telephone number is +353-1-661-1030. In the United Kingdom, our principal offices are located at 2-32 Oakesway, Oakesway Business Park, Hartlepool, TS24 ORE United Kingdom, and our telephone number is +44-1429-221-621. Our internet website is www.hiberniafoods.ie.

                                  RISK FACTORS

         An investment in the ordinary shares involves a high degree of risk. In analyzing this offering and making a decision concerning the purchase of the ordinary shares offered under this prospectus, you should carefully consider the following information.

WE DO NOT HAVE A HISTORY OF PROFITABILITY

         In fiscal 2002, we had a net loss of (euro)14,762,000. We had a net loss after extraordinary item of approximately (euro)22,347,000 in fiscal 2001. Our net loss before that extraordinary item was (euro)16,929,000 and included nonrecurring restructuring and impairment charges of (euro)2,442,000. There can be no assurance as to when we may become profitable.

WE ARE HIGHLY LEVERAGED AND CANNOT ASSURE THAT OUR CASH FLOW WILL BE SUFFICIENT IN THE FUTURE TO SERVICE OUR OUTSTANDING INDEBTEDNESS

         As of March 31, 2002 we had total outstanding debt of approximately
(euro)64,575,000 on a consolidated basis, which included short-term debt of approximately (euro)25,904,000, lease finance liabilities of approximately
(euro)1,732,000 and unsecured convertible loan notes in the principal amount of approximately (euro)15,534,000. Such unsecured convertible loan notes have no cash servicing costs until their maturity in May 2005. Our total debt-to-equity ratio as of that date was 4.7 : 1. Our ability to pay interest on our debt and to satisfy our other obligations will depend upon our future operating performance. This in turn will be affected by prevailing economic conditions and by financial, business and other factors, some of which are beyond our control. There can be no assurance that we will be able to generate sufficient cash flow from operations in amounts to enable us to service our outstanding indebtedness. If we are not able to generate sufficient cash from operations, then we may be required to take actions, which could include delaying or reducing capital expenditures, seeking to restructure or refinance our existing indebtedness, selling material assets or operations or seeking additional equity. There can be no assurance that such actions could be taken or would be effective in allowing us to meet such obligations.

WE HAVE A LARGE NUMBER OF ORDINARY SHARES ELIGIBLE FOR FUTURE ISSUANCE UPON THE EXERCISE OF OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES, AND THEIR ISSUANCE COULD CAUSE THEIR MARKET PRICE TO FALL AND THEREBY REQUIRE MORE ORDINARY SHARES TO BECOME AVAILABLE FOR ISSUANCE

         As of August 30, 2002 we had 25,068,425 ordinary shares outstanding. On that date, we also had:

         o 2,692,610 ordinary shares reserved for issuance upon the conversion of 8% convertible notes.

         o 6,005,400 ordinary shares reserved for issuance upon the exercise of options granted under our employee stock option plans, and we had 1,254,000 additional ordinary shares issuable upon the exercise of options which may be granted under such plans.

         o 3,488,016 ordinary shares reserved for issuance upon the exercise of our outstanding warrants and other options, including 2,243,842 ordinary shares upon exercise of non-detachable Class H Warrants in the event of conversion of the 8% convertible notes.

         o At least 27,778 ordinary shares reserved for issuance upon the exchange of preference shares issued by our wholly-owned subsidiary at adjustable exchange rates reflecting market value of the ordinary shares. A total of 1,000 preference shares are outstanding. Subject to anti-dilution provisions the rate of exchange is at least 27.7777 ordinary shares for each $100 par value preference share, which was based on the market value of the ordinary shares at the time the preference shares were issued of $3.60 per share. As long as the market price of the ordinary shares is at least $3.60 per share, the exchange rate will remain at 27.7777 ordinary shares. If the market price of ordinary shares is less than $3.60 at the time of exchange, more ordinary shares will be issuable upon exchange. There is no maximum number of ordinary shares which are issuable upon such exchange.

         o 600,000 ordinary shares reserved for issuance upon the conversion of non-voting deferred ordinary shares.

Of the foregoing 12,813,804 ordinary shares eligible for issuance, 935,400 ordinary shares are issuable upon the exercise of options and warrants and conversion of convertible notes whose exercise price is lower than the current market price as of August 30, 2002.

         As a result, our investors may incur substantial dilution of their investment in ordinary shares. In addition, the exercise of all or a significant number of such outstanding options and warrants, the conversion of notes, and the exchange of preference shares could result in a significant increase in the number of ordinary shares represented by ADSs, that will be subject to trading on the Nasdaq National Market. The issue and sales of such additional ordinary shares could have an adverse affect on the market price of the ordinary shares.

WE HAVE NO ASSURANCE OF A CONTINUED NASDAQ LISTING IF OUR ORDINARY SHARE PRICE FALLS BELOW THE NASDAQ MINIMUM BID PRICE, AND THE "PENNY STOCK" RULES OF THE SEC WOULD THEN APPLY

         Our ordinary shares represented by ADSs must, among other things, maintain a minimum bid price of $1.00 per share in order to remain listed on Nasdaq. If the price of our ADSs were to decline below the minimum bid price, whether caused by dilution as mentioned above or otherwise, Nasdaq could delist the ordinary shares. The ordinary shares would then be quoted in the over-the-counter market National Quotation Bureau "pink Sheets" or on the NASD OTC Bulletin Board. An investor could then find it more difficult to sell his shares. In addition, if the ordinary shares are delisted from Nasdaq, they might be subject to the low-price security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The regulations of the SEC relating to penny stocks could restrict the ability of broker-dealers to sell the ordinary shares, and in that event the market liquidity for such shares could be severely restricted and the ability of investors to sell their shares adversely affected.

THERE COULD BE ADVERSE EFFECTS ON HIBERNIA IF THERE IS A CHANGE OF VOTING CONTROL, INCLUDING THE POSSIBLE FORCED SALE OF ITS ENTENMANN'S BUSINESS AND A POSSIBLE EVENT OF DEFAULT UNDER ITS OUTSTANDING INDEBTEDNESS

         As a result of agreements to which we are a party, in the event of a change of voting control of Hibernia, Bestfoods U.K. Limited has the right to buy back the Entenmann's business or the Hibernia entity which is operating the Entenmann's business which is the subject of the change of control. This right is only available if such Entenmann's business accounts for less than 20% of Hibernia's aggregate net sales at the time, and at present Entenmann's accounts for less than 20% of Hibernia's net sales. The agreements provide that the price payable would be based on a number of criteria including (a) the value of all of the assets directly or indirectly used by the Entenmann's business, (b) the present value of all future after-tax cash flows, (c) projected volume and price increases, (d) comparable EBITDA multiples of companies quoted on Nasdaq, and
(e) any potential loss of synergy.

         A change of voting control is defined in the agreements as:

         o the acquisition of more than 25% of its voting stock by persons having the ability to exercise significant influence over its affairs; or

         o the acquisition of more than 50% of its voting stock by persons not presently in control;

but a change of control is not deemed to have occurred if the acquisition of the voting stock is made by one or more accredited investors, if none of such persons is acting for the purpose of making a strategic investment in Hibernia.

         A group of our directors, together with entities they control, and other institutional investors in Hibernia, who have agreed with such director group to vote their ordinary shares of Hibernia in unison and share voting and dispositive power over the Hibernia shares they purchased, own or have warrants, options and rights to purchase an aggregate of 7,522,499 ordinary shares. The sale by such persons of a substantial portion of the ordinary shares owned to persons meeting the control criteria listed above could trigger these rights of Bestfoods U.K. Limited.

WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY OF GROWING THROUGH SELECTIVE ACQUISITIONS OF FOOD COMPANIES

         We have historically grown through organic growth and acquisitions and anticipate that we will continue to make selective acquisitions of food companies. Our strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition opportunities and in managing newly-acquired companies and improving their operating efficiency and profitability. While we believe that there are a significant number of potential candidates for acquisition, we are unable to predict the number or timing of future acquisition opportunities or whether any such opportunities will meet our criteria or, if such acquisitions occur, whether we will be able to improve operating efficiencies or enhance profitability. Any diversification by us into other food sectors or markets could present additional risks, given our lack of experience in other food sectors and markets. Our ability to make acquisitions will depend on the availability of capital, and may depend on the availability of additional debt financing on acceptable terms and subject to compliance with the covenants contained in our debt instruments. Our ability to make acquisitions and dispositions may also be constrained by the competition laws of the U.K. and the European Union ("E.U.").

WE COMPETE WITH MUCH LARGER COMPANIES

         The food processing business is highly competitive. In each of the principal groups of products we produce and sell - frozen desserts, frozen ready-meals, Entenmann's brand cakes, and private label chilled desserts - we compete with a number of companies much larger than Hibernia. Those companies have substantially greater financial and marketing resources than Hibernia. A number of these competitors have multiple product lines and other resources available to them and may be substantially less leveraged than Hibernia. Since competition in its markets is intense, our ability to compete effectively cannot be assured.

         Competitive pressures or other factors could cause our products to lose market share or could result in significant price erosion, both of which would have a material adverse effect on our results of operations.

WE DEPEND UPON A FEW KEY CUSTOMERS IN A CONCENTRATED MARKET FOR MUCH OF OUR BUSINESS AND OUR SALES TO THEM ARE MADE ON A SPOT BASIS RATHER THAN UNDER LONG-TERM AGREEMENTS

         During the fiscal year ended March 31, 2002, our three largest customers accounted for 46% of our sales, and our ten largest customers accounted for 81% of our sales. Because the market we sell to is so concentrated and the number of our major customers limited, an adverse change in, or termination of, our relationship with one or more of our major customers could have a material adverse impact on our business and financial condition. In addition, we do not have long-term agreements with our customers for the sale of the food products we manufacture. Instead, in accordance with customary trade practice our sales are made on a spot basis, and our customers have no contractual obligation to continue purchasing our products.

WE RECORD OUR FINANCIAL TRANSACTIONS IN EUROS, AND CURRENCY FLUCTUATIONS COULD DISTORT OUR FINANCIAL RESULTS

         Because we are resident and domiciled in Ireland, we currently record our transactions and prepare our financial statements in Euros. Our business operations are principally conducted in British pounds sterling. We also have incurred indebtedness in other currencies. In periods when the British pound sterling fluctuates against the Euro, our financial statements which are reported in Euros may be materially distorted. Fluctuations in the exchange rates affect the revenues and net income reported, as well as the book value of our assets, the amount of our indebtedness and the amount of our shareholders_ equity. We do not hedge against currency rate fluctuations.

WE MIGHT NOT CONTINUE TO MANAGE OUR GROWTH EFFICIENTLY

         As a result of our recent acquisitions, we currently are experiencing a period of rapid growth that places a strain on our administrative, managerial and operational resources. This growth is expected to create new responsibilities for management personnel, as well as added demands upon our operating and financial systems. This planned expansion, if achieved, would place a further strain on our resources and increase operating costs. Our ability to manage our staff and growth effectively will require us to continue to improve our operations, financial and management controls, reporting systems and procedures and to train, motivate and manage our employees. Although we believe our investments are justified by market demand, to the extent such expenditures are incurred and revenues do not correspondingly increase, our business, financial condition and results of operations will be materially and adversely affected.

WE DEPEND ON THE CONTINUED SERVICES OF OUR KEY PERSONNEL

         Our success depends to a large extent upon the continued services of our senior management and upon our ability to attract and retain key operating personnel. We have entered into employment agreements with Oliver Murphy, our Chairman and Chief Executive Officer, and with Colm Delves, our Chief Financial Officer. The loss of the services of any such employee could have a material adverse effect on us. While our success depends in part upon such personnel, we believe that there are other qualified managers in the food processing industry. However, there can be no assurance that we would be able to recruit such qualified managers and, if so, on what terms.

OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS

         Our business is seasonal, with a large portion of our sales and earnings generated in the third quarter of each fiscal year, i.e. October through December. These fluctuations are based on customers' increased stocking of our products in anticipation of heavy demand during the Christmas holiday season.

In addition, our sales can vary from quarter to quarter based on the timing of the introduction of new products, the scheduling of promotional activities by our customers, and may be affected in the future by the timing of any acquisition completed by us. We believe that quarterly comparisons of the results of our operations during any fiscal year are not necessarily meaningful and that results for one fiscal quarter should not be relied upon as an indication of future performance.

WE ARE SUBJECT TO COMPLEX ENVIRONMENTAL LAWS AND ARE SUBJECT TO THE RISK OF CLAIMS THAT WE FAILED TO COMPLY WITH THEIR PROVISIONS

         The properties we own and occupy in the U.K. and our operations are controlled by various U.K. and E.U. legislation which relate to environmental matters. Our operations and properties are subject to a wide variety of increasingly complex and stringent national and local environmental regulations governing the storage, handling, generation, treatment, emission, and disposal of certain substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees. As such, the nature of our operations exposes us to the risk of claims with respect to environmental matters.

THE ENFORCEMENT OF UNITED STATES SECURITIES LAWS AGAINST HIBERNIA AND ITS MANAGEMENT COULD BE DIFFICULT

         The majority of our directors and senior management reside outside of the United States. All of our assets are located outside of the United States. As a result, it may not be possible for investors to affect service of process within the United States upon such persons or to enforce judgments against us or such persons.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         In this prospectus, and from time to time in public statements made by our management, we have made and will continue to make forward-looking statements concerning Hibernia's operations, economic performance and financial condition, including the likelihood of success in developing and expanding our business. These statements are based upon a number of assumptions and estimates which we believe are reasonable, but which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. They reflect future business decisions and economic assumptions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events may occur which will affect Hibernia's results.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file reports and other information with the Securities and Exchange Commission because we are subject to the Securities Exchange Act of 1934. These reports and other information filed can be inspected and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the SEC: 233 Broadway, New York, New York 10279; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, because the ordinary shares, represented by ADSs, are listed on the Nasdaq National Market, similar information concerning Hibernia can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

         We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, covering the ordinary shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted some items of information from this prospectus as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of such contract or other document which was filed as an exhibit to the registration statement. Each such statement in this prospectus is qualified by such reference. For further information regarding Hibernia and the ordinary shares, we refer you to the registration statement and its exhibits and schedules, all of which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

         We have filed the documents listed below under the Exchange Act with the SEC (File No. 0-20752). As permitted by the rules and regulations of the SEC, these are incorporated into this prospectus by reference, which means they are considered to be a part of this prospectus.

         o Our Annual Report on Form 20-F for the fiscal year ended March 31, 2002, dated September 25, 2002; and

         o Our Current Report on Form 6-K for the month of July, 2002, dated July 31, 2002.

         o The description of the ordinary shares contained in our registration statement on Form 8-A dated July 2, 1996.

         Each document which we file under Sections 13(a), 13(c) and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering shall be considered to be included in and to be a part of this prospectus from the date of filing such document. We shall identify in such document that it is being incorporated by reference into this prospectus.

         Any statement made in this prospectus or in a document considered to be a part of this prospectus is modified or superseded to the extent that a statement in any subsequently filed document which also is incorporated by reference modifies or supersedes such statement.

         We will provide copies of all documents which are considered to be a part of this prospectus not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents without charge upon written or oral request to each person, including any beneficial owner, to whom this prospectus is delivered. Please make your requests to Mr. Colm Delves, Group Finance Director, Hibernia Foods plc, 68 Merrion Square, Dublin 2, Ireland. The telephone number is +353-1-661-1030.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.


                              SELLING SHAREHOLDERS

         The following table sets forth information regarding beneficial ownership of ordinary shares by the selling shareholders immediately prior to this offering, including the number of ordinary shares offered under this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of ordinary shares beneficially owned by a person, ordinary shares subject to warrants or convertible securities held by that person which are currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed outstanding. Upon completion of the sale of all of the ordinary shares offered, none of the selling shareholders will beneficially own any ordinary shares of Hibernia. The number of outstanding ordinary shares on August 30, 2002 was 25,068,425 shares.


                                           SHARES
                                        BENEFICIALLY         SHARES OFFERED                           PERCENTAGE OF
                                        OWNED BEFORE             BY THIS            SHARES OWNED        SHARES OWNED
       SELLING SHAREHOLDER                OFFERING             PROSPECTUS          AFTER OFFERING     AFTER OFFERING
       -------------------              ------------         --------------        --------------     --------------
Freshbake Foods Ltd.                       313,855               313,855                0                  **
c/o  K.B. Hale
101 Broadway
Salford, Manchester
MS2UQ, United Kingdom

Gargantua Holdings Limited (2)           1,399,999               444,444             955,555              2.8%
BNP House, Anley Street
St. Helier, Jersey JE1 RD
Channel Islands, UK

Elkhorn Partners (3)                     1,967,684             1,590,764             376,920              1.5%
c/o Alan Parsow, G.P.
2222 Skyline Drive
Elkhorn,  NE 68022-0818

Elliott Broidy, IRA                        200,000               200,000                0                  **
1801 Century Park East, Suite 2150
Los Angeles, CA 90067

Penn Footwear                              165,000               165,000                0                  **
c/o Jeff Davidowitz
P.O. Box 87
Nanticoke, PA 18634

Gruber & McBaine Internat'l LLC              (4)                  26,667               (4)                 (4)
50 Osgood Place
San Francisco, CA  84153

Lagunitas Partners L.P.                      (4)                  84,444               (4)                 (4)
c/o Gruber & McBaine
Capital Management LLC
50 Osgood Place
San Francisco, CA 94133


                                       -11-


J. Allan Mactier                           100,000               100,000                0                  **
3811 North Post Road
Omaha, NE 68112

James & Marie Keane                        450,388                50,000              400,388              1.6%
1 Herron Road
Edison, NJ 08820

Keane Securities Co., Inc.                  20,000                20,000                 0                 **
Defined Benefit Plan
c/o Walter O'Hearn
50 Broadway, 13th Floor
New York, NY 10004

Anthony Jacobs                              70,000                60,000               10,000              **
95 Dell Place
Glencoe, IL 60022

Cactus Partners                             71,400                50,000               21,400              **
c/o Nicholas Russo Jr.
15634 Telegraph Drive
Fountain Hills, AZ 85268

Russo Family Trust, Nicholas                18,200                10,000                8,200              **
Russo Jr.            &  Kathleen
Russo, Trustees
15634 Telegraph Drive
Fountain Hills, AZ 85268

William P. Whalen                           50,000                50,000                 0                 **
69 Oriole Way
Westbury, NY 11590

Leon & Arlene Jankowski, JTTEN              55,000                45,000               10,000              **
5 Crocus Drive
Holmdel, NJ 07733

Thomas A. Silberman Trust                   16,500                16,500                 0                 **
270 Euclid Avenue
Winnetka, IL 60093-3605

Peter Tynberg                               20,000                20,000                 0                 **
9 King Edward Court
Rancho Mirage, CA 92270



                                       -12-


Howard L. Hyman                             10,000                10,000                 0                 **
345 Crestcale Drive
Palm Desert, CA 92211

Patrick Mackin                             119,444                20,000               99,444              **
1508 Baker's Lane
Manasquan, NJ 08736

Bruce Shackman                              27,200                27,200                 0                 **
1314 N. 141 Avenue
Omaha, NE 68154

Barbara Botein                              12,000                12,000                 0                 **
70-750 Halpen LakeDrive
Rancho Mirage, CA 92270

Mark J. Levick                              10,000                10,000                 0                 **
70-750 HalpenLake Drive
Rancho Mirage, CA 2270

Gerald Simons                               20,000                20,000                 0                 **
603 S. 96th Street
Omaha, NE 68114

Helen H. Kelley                             59,885                59,885                 0                 **
10607 Martha Street
Omaha, NE 68124

Robert Guss                                 20,000                20,000                 0                 **
IRA
RBC Dain Rauscher,    Custodian
P.O. Box 2003
Palm Springs, CA 92263

Paul Restaino                               22,000                20,000               2,000               **
7600 Jericho Turnpike
Woodbury, NY 11043

Kennerman Associates Incorporated         2,553,653            2,553,653                 0                 **
480 Broadway, Suite 310
Saratoga Springs, NY  (pound)66

Hull Associates L.P.                        34,000                30,000               4,000               **
c/o James Mitchell Hull
750 Lexington Avenue, 26th Floor
New York, NY 10022



                                       -13-

Gata Fund, LP                              111,111               111,111                0                  **
c/o Harris Cohen
153 E. 53rd Street,
26th Floor
New York, NY 10022

Bake Invest Luxembourg SA                    (5)                 659,429               (5)                 (5)
7 Parc d'Activite Syrdall
L05365 Munssbach
Luxembourg

Daphne Inc.                                  (5)               1,477,607               (5)                 (5)
81 Route de Florissant
C11-1206
Switzerland

Manual Cohen                               124,711               124,711                0                  **
P.O.Box 1117
Moncks Corner, SC 29461

Harris Cohen                                31,178                31,178                0                  **
343 East 74th Street, Apt 5C
New York, N.Y. 10021

Weza Enterprises                           542,991               542,991                0                  **
1st Floor
60 St James's Street
London SW1A 1LE
 United Kingdom

------

         **   Less than 1%

         (1) As used in this table, "beneficially owned" is used as the term is defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934. It includes the ownership of a security through corporate, partnership, or trust entities. It includes having the sole or shared power to vote or to direct the voting of a security, or the sole or shared power to dispose of or to direct the disposition of a security. It also includes any security which such person has the right to acquire beneficial ownership of within 60 days, and the percentage shown assumes that all such rights to acquire securities by such person were exercised but that no one else's right to acquire securities was exercised.

         (2) Gargantua Holdings Limited is a Grand Cayman B.W.I. investment company, which has sole voting and dispositive power over such 1,399,999 beneficially owned ordinary shares.

         (3) Elkhorn Partners Limited is a limited partnership. The general partner is Mr. Alan S. Parsow, who has sole voting and dispositive power over such 1,967,684 beneficially owned ordinary shares.

         (4) Lagunitas Partners LP ("Lagunitas") is a limited partnership. Gruber & McBaine International LLC ("International") is a limited liability company. Gruber & McBaine Capital Management, LLC ("Capital"), is the general partner of Lagunitas and is the investment manager of International. It has sole voting and dispositive power over a total of 2,990,980 ordinary shares owned by Lagunitas, International and other entities. Messrs Jon Gruber,
              J. Patterson McBaine and Thomas Lloyd-Butler are managers of Capital and its controlling persons. Assuming all the ordinary shares offered by Lagunitas and International in this offering were sold, 2,879,869 shares, or 11.5%, would be owned after the offering. In furnishing such information, Hibernia is relying on information contained in statements filed under Section 13(d) of the U.S. Securities Exchange Act with the Securities and Exchange Commission.

         (5) A group of institutional investors purchased an aggregate 6,600,000 ordinary shares in February 2000. At that time, an entity named Pan European Food Fund, through its subsidiary Salisbury Holding Investments Limited, predecessor in interest to Bake Invest Luxembourg S.A. acquired 2,532,000 shares; other entities acquired an aggregate of 3,768,000 shares, and Daphne, Inc. acquired 300,000 shares. All of these entities have agreed to vote their shares of Hibernia in unison and share voting and dispositive power over the shares which were purchased. In addition, options to purchase a total of 360,000 Hibernia shares were granted to Salisbury. Such options are subject to cashless exercise. A total of 300,000 of such options were retained by the members of the group.

              In May 2001, Salisbury and Daphne advanced funds to Hibernia in return for the issuance of 8% Convertible Notes due 2003. If such Notes were converted at maturity and interest accrued to maturity were settled in the form of ordinary shares in lieu of cash (assuming current exchange rates), an aggregate of 1,165,656 ordinary shares would be issuable to such entities upon conversion, together with 971,380 non-detachable Class H Warrants, each warrant exercisable upon and after conversion of the Convertible Notes.

              Hibernia has been informed that at present, the group continues to hold 6,062,807 ordinary shares. The group also holds 300,000 presently exercisable options and has presently exercisable rights to obtain 871,700 ordinary shares upon conversion of the 8% Convertible Notes. Total beneficial ownership amounts to 7,234,507 shares.

              In addition, an aggregate of 287,992 ordinary shares are held by a group of directors and affiliates of Hibernia. Such directors are also officers, directors or controlling shareholders of entities in the group of institutional investors and may be deemed to be affiliates of those entities. As such , they may be deemed to be controlling persons of a total of 7,522,499. Hibernia shares or 28.7% of the outstanding shares.


                              PLAN OF DISTRIBUTION

         The selling shareholders have not advised us of any specific plans for the distribution of the ordinary shares covered by this prospectus. These ordinary shares may be sold from time to time by the selling shareholders or their successors in interest. Such sales may be made in one or more transactions on the Nasdaq National Market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The ordinary shares may be sold in one or more of the following:

o a "block" trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling shareholders and, if they act as agent for the purchaser, from such purchaser. These commissions may be negotiated and in excess of customary rates. Such brokers or dealers, and any other participating brokers or dealers, and the selling shareholders might be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any ordinary shares covered by this prospectus which qualify for sale under Rule 144 may be sold under Rule 144 rather than under this prospectus.

         If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of ordinary shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer as principal, a supplemental prospectus will be filed:

o the name of each selling shareholder and of the participating broker-dealer(s);

o        the number of ordinary shares involved;

o        the price at which such ordinary shares were sold;

o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

o        other facts material to the transaction.

         We have agreed to pay the cost of the registration of the ordinary shares covered by this prospectus and the costs of preparing this prospectus and the registration statement under which it is filed. We estimate these will be approximately $ 44,000.

         We and the selling shareholders have agreed to indemnify each other against specified liabilities, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS

         Matters of law which relate to compliance with the Securities Act by Hibernia in connection with this offering will be passed upon for Hibernia by Fox Horan & Camerini LLP, New York, New York. The validity of the ordinary shares will be passed upon for Hibernia by Fanning and Kelly, Solicitors, Dublin, Ireland. Mr. Gerard Fanning, a partner in that firm, is a non-executive director and Corporate Secretary of Hibernia. He was formerly an employee of Hibernia and holds options to purchase 137,000 ordinary shares of Hibernia under its various stock option plans.


                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F of Hibernia Foods plc for the three-year period ended March 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                 ---------------

         No dealer, sales person or other individual has been authorized to give any information or make any representation in connection with this offering other than those contained in this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by Hibernia Foods plc, the selling shareholders or any underwriter. This prospectus does not constitute any offer to sell, or a solicitation of any offer to buy any ordinary shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The delivery of this prospectus at any time does not imply that information herein is correct as of any time subsequent to its date.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the estimated expenses expected to be incurred in connection with the issuance and distribution of the securities registered under the registration statement:

         Securities and Exchange Commission Registration Fee...........            $   3,006.03
         Printing and Engraving Expenses...............................                  500.00
         Legal Fees and Expenses.......................................               30,000.00
         Accounting Fees and Expenses..................................               10,000.00
         Miscellaneous.................................................                  500.00
                                                                                   ------------
         Total.........................................................            $  44,006.03


In addition to the foregoing, the Company will pay the statutory Irish Stamp duty charge imposed upon it by Irish law on issuance of the ordinary shares. The rate of stamp duty is 1% of the consideration the Company receives for issuance of the ordinary shares.

-----
*  None of the expenses listed above will be borne by the selling shareholders.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Except as hereinafter set forth, there is no provision of the Company's Memorandum and Articles of Association, or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

         Article 131 of the Company's Articles of Association provides:

         "Subject to the provisions of and so far as they may be admitted by the Acts [the Companies Acts 1963 to 1990], every Director, Managing Director, Auditor, Secretary or other Officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or admission in which relief is granted to him by the Court."

         Hibernia Foods plc and PricewaterhouseCoopers have acknowledged that any indemnity purported to be provided to PricewaterhouseCoopers and KPMG by Hibernia's Articles of Association is unenforceable under United States federal law insofar as such indemnity conflicts with Section 14 of the Securities Act of 1933, as amended, or Section 29 of the Securities Exchange Act of 1934, as amended.

         Section 200 of the Companies Act of 1963 provides:

         "Subject as hereinafter provided, any provision whether contained in the articles of the company or in any contract with the company or otherwise for exempting any officer of the company or any person employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company shall be void, so, however, that--

         (a) Nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force; and

         (b) Notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 391 or Section 42 of the Companies (Amendment) Act, 1983 in which relief is granted to him by the Court."


ITEM 16. EXHIBITS


                                                                                          Seq.
                                                                                          Page
    Exhibit No.       Description                                                          No.
    -----------       -----------                                                         ----
         (3)(a)1      Registrant's Memorandum and Articles of Association, as
                      amended (incorporated by reference to Exhibit 1 of the
                      Registrant's Annual Report on Form 20-F for fiscal 2001
                      (file number 0-20752)

         (4)(a) Specimen of Certificate representing ordinary shares of the Registrant (incorporated by reference to Exhibit (4)
                      of registration statement No. 33-96448)

         (4)(b)       Form of 8% Convertible Note (Loan Stock Instrument), dated
                      July 3, 2002, with respect to the issuance of Registrant's
                      8% Convertible Loan Stock 2005, together with form of non-detachable Class H Warrant of Registrant (incorporated by reference to Exhibit 2(i) of the Registrant's Annual
                      Report on Form 20-F for fiscal 2002 (file number 0-20752)

         (5)          Opinion of Fanning and Kelly, Solicitors, in respect of              23
                      the validity of the ordinary shares.

         (23)(a)      Consent of Fanning and Kelly, Solicitors (contained in
                      Exhibit 5)

         (23)(b)      Consent of Fox Horan & Camerini LLP                                  26

         (23)(c)      Consent of PricewaterhouseCoopers, Newcastle-on-Tyne,                27
                      England, Chartered Accountants

         (24)         Powers of Attorney                                                   28

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement :

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement . Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement ; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement .

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (ss. 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or ss.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement , or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Hibernia Foods plc, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, the Republic of Ireland, on September 25, 2002.

                                       HIBERNIA FOODS PLC


                                       By: /s/ Colm Delves,
                                           --------------------
                                           Group Financial Director


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of September 25, 2002.


Name                                       Title
----                                       -----
* Oliver Murphy                            Chairman and Chief Executive Officer and Director

* Soren Helmer Jensen                      Vice Chairman and Director

/s/ Colm Delves
---------------
Colm Delves                                Chief Financial & Accounting Officer and Director

* Gerard Fanning                           Secretary and  Director

* Paul Connolly                            Director

* Walter L.  Downey                        Director

* Thomas W.  Keaveney                      Director

* Jean-Claude Laine'                       Director

* Patrick Murphy                           Director

* Gian-Franco Santoni                      Director

* Henrik Thufason                          Director

* Robin Wright                             Director

Authorized Representative in the United States:
* Richard Cooper
Authorized Representative
                                        * By:   /s/ Colm Delves
                                             ---------------------------------
                                                    Colm Delves, Attorney-in-Fact
